Exhibit 10.5

REPRESENTATION AGREEMENT

This Representation Agreement is entered into and deemed effective as of _______ day of March 2017, in Quezon City, Philippines, by and between LIVE INC. (“PRINCIPAL”), a corporation duly organized and existing under the laws of the State of California, United States of America, with address at 315 Montgomery Street, 9th Floor, San Francisco, CA 94104 USA and ABS-CBN CORPORATION ("AGENT”), a corporation duly organized and existing under the laws of the Republic of the Philippines, with address at Sgt. Esguerra Avenue corner Mother Ignacia Street, Quezon City, Philippines.

RECITALS

PRINCIPAL is the creator, owner and operator of a software application that will provide job seekers access to information on employment opportunities in companies in need of manpower, through the use of a mobile device such as a smartphone or a tablet (the “App”), as well as a web-based application that will allow companies in need of manpower to provide information of its manpower requirements and access to information about potential applicants through subscription to PRINCIPAL’S Database, as hereinafter defined (the "Service”) and desires to engage the services of an agent for the promotions and marketing of the App and the Service in the Philippines (the “Territory”).

AGENT is willing and able to undertake, directly or through its subsidiaries and affiliates (“Sub-Agents”), promotions and marketing activities for the App and the Service, for and on behalf of PRINCIPAL.

1.                Definitions

As used in this Agreement, the following terms shall have the meaning set forth below:

"Candidates"shall mean individuals who download, access, register with, submit their resumes to, provide personal and professional information for the Database, and otherwise use the App for information on job opportunities in the Territory.

“Database" shall mean the information, including Personal Data, provided by Candidates and Subscribers, as required in the App and the Service, respectively.

"Data Privacy Act" shall mean Republic Act No. 10173, otherwise known as the Data Privacy Act of 2012 of the Philippines, and its implementing rules and regulations, including any amendments thereto.

“Joint Work-Products" shall mean any enhancements, customizations, specifications to the App and Service as may be jointly developed and agreed by the Parties for application and use in the Territory, and marketing and promotional campaigns jointly conceptualized and undertaken by the Parties for implementation in the Territory, during the Term; provided that any proprietary element that have been introduced or included in such Joint Work-Product by, and/or pertains or belongs to, a Party exclusively, such as logos, trademarks, characters, designs, format, style, showcase symbols, slogans and other marks, whether registered or unregistered, shall not be deemed a Joint Work-Product but may be used by the Parties for the App and Service during the Term only.

“Marketing and Promotions" shall mean the services to be provided by AGENT as more particularly described in Section 2.2 below.

“Net Receipts" shall mean, on a monthly basis, the total Subscription Fees payable to PRINCIPAL and collected by AGENT from Subscribers less applicable taxes, i.e. twelve percent (12%) value-added tax, in the Territory.

“Party” or “Parties"shall mean AGENT and PRINCIPAL, singly and collectively, respectively.

"Personal Data" shall refer to all types of data or personal information, whether recorded in a material form or not, which the parties may collect, have access to or otherwise process in connection with the App and the Services, as well as for the purpose and during the Term of this Agreement, from which, the identity of an individual is apparent or can be reasonably and directly ascertained, or when put together with other information or data with other information would directly and certainly identify an individual, or names or identifies a natural person such as but not limited to: (a) data that is explicitly defined as a regulated category of data under Data Privacy Act; (b) non-public personal data, such as national identification number, passport number, social security number, driver’s license number; (c) health or medical information, such as insurance information, medical prognosis, diagnosis information or genetic information; (d) financial information, such as a policy number, credit card number and/or bank account number; (e) sensitive personal data, such as mother’s maiden name, race, religion, marital status, disability, or sexuality; and/or (f) such other information or data that relates to a person or such person’s behavior.

"Subscribers" shall mean the employers sourced by AGENT to subscribe, access and use the Service.

"Subscription Fee" shall mean the fee payable to PRINCIPAL for the access to and use of the Service by Subscribers, as provided in Section 5.

"Subscribers Training" shall mean the events and activities to be organized and held by AGENT for the Subscribers’ information, familiarization and instruction on the features, guidelines and uses of the Service, pursuant to Section 2.3 below.

"Term"shall mean five (5) years, commencing from 30 March 2017 to 29 March 2022 and shall be renewed automatically for five (5)- year periods unless terminated by either Party, upon ninety (90) days prior written notice.

2.	Engagement and Appointment of Agent

Subject to the terms and conditions herein, PRINCIPAL appoints AGENT on an exclusive basis, during the Term of this Agreement to perform and provide the services within the Territory, for and on behalf of

PRINCIPAL, as follows:

2.1	AGENT shall conceptualize, develop and implement the brand by which the App and Service shall be distributed, marketed, promoted or otherwise known in the Territory, including the conduct of market research, consumer acceptance and affinity studies for the brand.
2.2	AGENT shall conceptualize, develop and conduct marketing and promotional activities, such as advertising, publicity, merchandising, and special events for the App and the Service, and undertakes to prepare and implement marketing strategies and campaigns to increase awareness and distribution opportunities for the App and the Service.
2.3	AGENT shall identify and source Subscribers who shall access and use the Service for its manpower requirements in the Territory, and shall organize, facilitate and sponsor presentations, information campaigns and learning or training sessions about the Service to such Subscribers.
2.4	Based on the parameters and guidelines attached hereto and made an integral part hereof as Annex “A”, AGENT shall negotiate the terms and conditions of the subscription agreements with Subscribers. AGENT shall immediately inform PRINCIPAL whether consultation is required regarding proposals to be made to Subscribers on the terms and conditions of subscription agreements and in the event that Subscribers have any special customization requests for the Service.
2.5	AGENT shall maintain at its own expense, suitable offices and/or such facilities in the Territory with appropriate personnel, to devote as much time and attention as shall be necessary, proper and requisite to efficiently and sufficiently promote and market the App and the Service in the Territory, or otherwise perform its obligations as agent under this Agreement.

2.6	With PRINCIPAL’S consent, AGENT shall make efforts to investigate all cases of unauthorized use and distribution in the Territory by third parties of the App and Service that may come to the attention of AGENT and will use its best efforts to cause such unauthorized third parties to cease such unauthorized activities. Subject to the prior approval by PRINCIPAL, expenses for such investigation and restraint of infringers will be borne by PRINCIPAL. AGENT shall not institute any action at law or other legal proceedings against infringers or against any other person for any reason pertinent to the provisions hereof. In the event of PRINCIPAL’S institution of any such action at law or other legal proceeding, AGENT shall cooperate with PRINCIPAL, at PRINCIPAL’S expense.

2.7	AGENT shall oversee, monitor and ensure Subscribers’ compliance with the terms of the subscription agreements and use of the Service, including but not limited to, the charging, payment and collection of the Subscription Fee. AGENT shall strictly enforce the collection of payments and any other financial obligations of Subscribers in the Territory.
3.	Role of PRINCIPAL

PRINCIPAL shall be solely responsible for the administration, operation, maintenance, security and other technical requirements of the App and the Service, as more particularly described in, and made an integral part hereof as, Annex “B”, including but not limited to the following:

3.1	PRINCIPAL shall develop, install, repair and update as necessary, and shall procure, maintain the validity, and comply with requirements of necessary licenses and permits for, all operating systems, applications and elements used or included in the App and Service.
3.2	With the recommendation and assistance from AGENT , PRINCIPAL at its sole discretion, shall approve, adopt and implement “Terms of Use”, "Privacy Policy” and such other conditions, guidelines and policies, relating to the access, use and information provided for the App and the Service by Candidates and Subscribers, respectively, (collectively, “Consents”). At no time shall Principal approve, adopt, implement or otherwise deal with Consents that will contravene the requirements of relevant Philipine laws. Without limiting the generality of the foregoing, the Consents shall expressly state that AGENT and its Sub-Agents shall be allowed access to and use of the Database.
3.3	PRINCIPAL shall manage, preserve and allow access to and use by AGENT of the Database, subject to Section 8 below.
3.4	PRINCIPAL shall provide, maintain and comply with the technical support and service level agreements (“SLAs”) in respect of the operations and availability of the App and Services, which SLAs are more particularly described in and made an integral part hereof as Annex “C”.
3.5	With the recommendation and assistance from AGENT, PRINCIPAL shall enter into subscription agreements incorporating therein the terms and conditions as agreed upon between Subscribers and AGENT for the subscription and access to and use of the Service by Subscribers.
3.6	PRINCIPAL shall provide, allow access by, and make available to AGENT such documents, materials, equipment and resources (the “PRINCIPAL-Provided Materials”) as may be necessary to enable AGENT to conduct Marketing and Promotions and Subscribers Training. PRINCIPAL warrants to AGENT that it has the necessary intellectual property right, including copyright, public performance and communication to the public rights over the PRINCIPAL-Provided Materials which will allow AGENT to use the PRINCIPAL-Provided Materials for Marketing and Promotions and Subscribers Training. To the extent that such rights pertain to third parties, PRINCIPAL will secure the necessary approvals and authorizations from third parties appearing or featured in the PRINCIPAL-Provided Materials, to allow AGENT to display or reproduce the said third parties’ name and likeness in any materials created and used by AGENT for Marketing and Promotions and Subscribers Training. Further and without limiting the generality of the foregoing, PRINCIPAL shall provide, upon request of and at no cost to AGENT, technical personnel of PRINCIPAL to attend and be available for consultations and tutoring during Subscribers Trainings.

4.	AGENT Commission

For and in consideration of the services to be provided by AGENT as provided in Section 2 above, PRINCIPAL shall pay to ABS-CBN a monthly fee (the “Commission”), equivalent to sixty percent (60%) of Net Receipts.

5.	Accounting and Payments
5.1	Within five (5) days from the end of the relevant month, AGENT shall submit to PRINCIPAL such statements and reports showing the amounts of the Subscription Fees paid and collected from Subscribers (the “Accounting”).
5.2	PRINCIPAL shall be deemed to have consented to such Accounting rendered by AGENT and said Accounting shall be binding upon PRINCIPAL if not objected to with specificity and in writing within fifteen (15) days after receipt thereof ("Dispute Notice”). In the event of any dispute in the Accounting prepared by AGENT, the parties agree to constitute an arbitration panel, consisting of three (3) persons, one representative to be nominated by PRINCIPAL, the other representative by AGENT and the third to be jointly nominated by the two representatives, who shall evaluate and render a decision on the dispute. The decision of the arbitration panel shall be final and binding between the parties.
5.3	AGENT shall remit the amounts payable to PRINCIPAL from the Net Receipts collected for the relevant month, less AGENT’S Commission as provided in Section 4 above, within fifteen (15) days after the lapse of the period for issuance of the Dispute Notice by PRINCIPAL or upon issuance of the arbitration panel’s decision, without need of further notice or demand from PRINCIPAL. AGENT shall deduct from, and remit to the concerned government agency, the applicable taxes on such amounts due to PRINCIPAL. Together with such remittance, AGENT shall submit the proof of the withheld tax payments to PRINCIPAL.
6.	Book and Records

AGENT agrees to keep accurate records covering all transactions relating to this Agreement. Upon at least fifteen (15) days prior written notice to AGENT, PRINCIPAL or its authorized representative shall have the right at reasonable hours to examine said books and records, documents and material in the possession and control of AGENT with respect to the subject matter and terms hereof. All books of account and records shall be kept available for at least one (1) year after the Term.

7.	Intellectual Property Rights and Ownership
7.1	All rights, interests and title to Joint Work-Products shall be jointly owned by PRINCIPAL and AGENT and shall be used by any of the Parties separately or jointly during the Term of this Agreement, in furtherance, for purposes, and under the terms, of this Agreement. Upon termination or expiration of this Agreement, a Party shall have the right to use, exploit or otherwise deal with the Joint Work-Products without need of the consent of the other Party.
7.2	Except for Joint Work-Products as provided in the immediately preceding paragraph, AGENT shall be the sole owner of all results and proceeds of AGENT’S services under this Agreement (the "Works”), including, but not limited to (i) logos, trademarks, characters, designs, format, style, showcase symbols, slogans and other marks, whether registered or unregistered, to be used for the brand (such as "Trabahanap") and marketing and promotional activities for the App and Service; (ii) branding essences, marketing guidelines and promotional campaigns; and (iii) all intellectual property rights and copyright associated with the foregoing, without material or territorial limitations, including copyright, and shall have the exclusive right in perpetuity to use and otherwise deal with the Works, including marketing rights, in all jurisdictions and in any and all media, now existing or developed in the future, free from any claims whatsoever by PRINCIPAL.

7.3	AGENT grants to PRINCIPAL the royalty-free, non-transferrable, non-exclusive and limited right to use the Works for the App and Service during the Term. All use of the Works by PRINCIPAL shall inure to the benefit of ABS-CBN. The right of PRINCIPAL to use the Works shall only be in accordance with the terms of this Agreement.
7.4	This provision shall survive the termination or expiration of this Agreement.
8	Data Privacy and Processing of Personal Data
8.1	To the extent that the Parties are gathering, collecting, using, processing, and/or storing Personal Data, both Parties will be the Personal Data owner, collector and processor with respect to the collection, use, processing and disclosure of any Personal Data, as such terms are defined under the Data Privacy Act. The Parties shall comply with their obligations as the data owner, collector and processor under the Data Privacy Act.
8.2	With respect to all Personal Data processed, stored and shared for the purpose of providing or allowing access to the App and Service by the Candidates and Subscribers, the Parties shall jointly:
a.	determine the scope, purposes, and manner for which such Personal Data may be provided, accessed or processed by Candidates and Subscribers;
b.	identify the type of information, files and data which will comprise the Database and which will be accessed and/or processed by the Candidates and Subscribers under the App and Service, and the means and circumstances by which it will be accessed or processed;
c.	craft and implement security policies with respect to the processing, storage and sharing of Personal Data in the Database; and
d.	immediately inform the other Party if, in its opinion, an instruction infringes the Data Privacy Act.
8.3	As owner, collector and processor of Personal Data in their respective platforms (whether owned or maintained through authorized third party contractors), each Party shall:
a.	process Personal Data only with knowledge and approval of the other Party, subject to Section 11.1 below;
b.	be allowed to use and share Personal Data of Candidates and Subscribers for their respective purposes, in accordance with the Data Privacy Act;
c.	be allowed to engage third party contractors or other personal data processors without prior written consent of the other Party, provided that third party contractors and their personnel who will process the Personal Data are bound by obligations of confidentiality and will abide by the provisions of the Data Privacy Act;
d.	encrypt, adopt and implement such security measures on Personal Data in their respective platforms that will effectively control and limit access by non-authorized personnel as well as third parties.
8.4	In addition to the foregoing, PRINCIPAL shall be responsible for the storage of Personal Data in the Database and shall:
a.	at all times maintain administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of the Database consistent with the requirements of the Data Privacy Act;
b.	be responsible for the collection, holding, processing, handling, recording, organization, storage, update and modification, retrieval, consultation, use, consolidation, blocking, erasure or destruction of the Database;
c.	not segment the Database in order to undertake any marketing, advertising, promotional offerings, or activities on its own; and
d.	upon termination of expiration of this Agreement, share, transfer or allow access to the Database by AGENT, in accordance with Section 11.1 below.

Representations, Warranties and Indemnification

The Parties represent and warrant to each other that:

a.	They are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
b.	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate actions and will not result in any breach or violation of any of its existing charter documents, contracts, licenses, permits and authorizations, except as otherwise disclosed herein.
c.	This Agreement when executed constitutes a valid and binding obligation on the Party and shall be enforceable in accordance with its terms.

PRINCIPAL warrants and represents that:

a.	PRINCIPAL owns or controls the exclusive rights to license, distribute, exploit, publicize, reproduce or otherwise derive revenue from the App and the Service in the manner and form provided for in this Agreement throughout the Territory.
b.	PRINCIPAL shall comply with all applicable laws in force, including without limitation, the rules and regulations of any administrative or legislative body, in the Territory or having jurisdiction in respect of the App and Service.
c.	PRINCIPAL shall indemnify and hold AGENT and its successors or assigns free and harmless from and against any and all claims, losses, costs, judgments, settlements, damages or expenses (including reasonable counsel fees), which AGENT may suffer, incur or assume by reason of any breach of any representations, warranties, undertakings or agreements of any nature whatsoever, made by PRINCIPAL herein.

AGENT warrants and represents that:

a.	AGENT is sufficiently staffed and equipped to fulfill its obligations hereunder.
b.	AGENT shall comply with all applicable laws in force, including without limitation the rules and regulations of any administrative or legislative body, in the Territory or having jurisdiction with respect to AGENT’S services to be rendered hereunder.
c.	AGENT shall exercise all due care in the performance of all services and obligations under this Agreement and shall indemnify and hold PRINCIPAL harmless from and against any and all claims, losses, costs, judgments, settlements, damages and expenses (including reasonable counsel fees) arising from any breach by AGENT of any representations, warranties and agreements.

Termination & Consequences

PRINCIPAL shall have the right to terminate this Agreement in the event that AGENT shall not be able to generate one million (1,000,000) new users (Candidates and Subscribers combined) per year during the first and second years of the Term. Notwithstanding the foregoing, AGENT shall be given an additional six (6) months from the first year of the Term should the one million user requirement not be met during said first year of the Term.

10.2	Either Party may terminate this Agreement, effective at any time, by giving the other Party at least thirty (30) days prior notice in case of any misrepresentation or breach of any material term, covenant, condition or obligations in this Agreement and such misrepresentation or breach is not cured within such thirty (30) day period.
10.3	The right of the Parties to terminate this Agreement shall be in addition to any other rights or remedies it may have at law or in equity.

11 Effects of Termination or Expiration

11.1	Upon the expiration of the Term of this Agreement or termination of the Agreement, all rights licensed hereunder to, or otherwise acquired by, AGENT from PRINCIPAL in relation to this Agreement shall revert to PRINCIPAL, except (i) as provided in Section 7 above and (ii) that the Database will be then owned by PRINCIPAL and AGENT jointly. Notwithstanding such joint ownership, each Party shall be able to use and change the Database independently and separately from the other Party and shall release from liabilities and indemnify against losses the other Party from their respective use of the Database.

11.2	AGENT shall immediately cease all activity on behalf of PRINCIPAL, provided that contracts or subscription agreements with Subscribers that are already in full force and effect shall continue and subsist until the contracts are terminated by reason of expiration of their respective periods. AGENT shall continue to be entitled to its Commission for such subsisting subscription agreements, notwithstanding the termination or expiration of this Agreement.

12 General Provisions

12.1	All non-public, confidential or proprietary information, whether written or oral, relating to the Parties, their respective, directors, stockholders, officers, agents and employees, which have been communicated as confidential information by one Party to the other Party, and which either Party may have access to in the course of or in connection with this Agreement shall be kept confidential. The obligations are continuing and survive the termination of this Agreement.
12.2	This Agreement is the complete and exclusive statement of the agreement between the Parties, and supersedes all understandings or prior agreements, whether oral or written, and all representations or other communications between the Parties in relation to the subject matter contemplated herein. This Agreement is executed by the Parties for and in consideration of the terms and conditions stated herein.
12.3	If any provision of this Agreement is found by any court or administrative body competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision, but in the absence of the agreement within thirty (30) days after commencing negotiations, either Party shall be entitled to terminate this Agreement by seven (7) days written notice to the other.
12.4	The waiver by either Party of a breach of any of the provisions of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission by either Party in exercising any right that it may have under this Agreement operate as a waiver of any breach or default by the other Party.
12.5	No modifications, amendments or supplements to this Agreement shall be effective for any purpose unless in writing signed by each Party. Waivers, approvals or consents hereunder by a Party shall also be in writing. Without limitation, no term of any purchase order shall amend or modify this Agreement.

12.6	Any notice or other communication to be given under this Agreement shall be in writing and shall be served by personal delivery or by sending it by facsimile or prepaid post to the addresses of the Parties specified in this Agreement, or as notified by either Party to the other from time to time.
12.7	Nothing herein contained shall be so construed as authorizing a Party to bind the other Party in any manner or to incur financial obligations in the name of the other Party. Further, nothing herein contained shall be deemed to create a joint venture or a partnership between AGENT and PRINCIPAL.
12.8	The venue of any action between the Parties to this Agreement shall be brought solely and exclusively in the proper courts of Quezon City, Philippines.
12.9	This Agreement shall be governed by and construed in accordance with Philippine laws.
12.10	This Agreement shall be transferable in its entirety to Principal’s branch office or subsidiary in the Philippines, subject to prior written notice to and approval by AGENT. Notwithstanding any such transfer to PRINCIPAL’S branch office or subsidiary in the Philippines, PRINICIPAL shall jointly and solidarily liable to AGENT.

IN WITNESS WHEREOF, the Parties have set their hands on the date and place above.

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES )

Quezon City                                       ) S.S.

On this_____ day of____________, 2017, before me personally appeared the following:

Name                                                        Gov’t ID/Date/Place Issued

known to me to be the same persons who executed the foregoing Agreement, and acknowledged to me that the same is their free and voluntary act and deed and those of the corporations they represent.

WITNESS MY HAND AND SEAL.

Doc. No.____:	;
Page No.____:	;

Book No. ____:

Series of 2017.

ANNEX “A” SUBSCRIPTION AGREEMENT PARAMETERS

A subscription agreement and any revisions thereof shall be approved jointly in writing by Principal and Agent before it is published online or delivered to a Subscriber.

The following is the Subscription Agreement Version TO, which is subject to changes before or after deployment by a mutual consent of Principal and Agent:

Subscribers may select from different packages to receive credits.

Subscribers can purchase 5, 20,100 or 500 credits. These credits may be used to get candidate's contact information. Credits are deducted from Subscribers’ account when they click the 'Get Contact Info' button on the profile of candidates who have applied to their public job post. Accepting an applicant is the same as purchasing their contact information. Subscribers can do this by clicking on the Get Contact info button, as well. Credits are valid 1 year from purchase.

Subscribers may pay online via credit card or bank deposits.

ANNEX “B” DESCRIPTION OF APP AND SERVICES

Key software features for Trabahanapp

(subject to change as the codes are implemented and marketing feedbacks are incorporated)

•         Employer tracking and reporting with a drag & drop pipeline

•         Applicant tracking with a drag & drop pipeline

•         Cloud based data base hosting. Worldwide CDS

•         Codes written in Perl, JS, HTML and loadable into PCs, IPADs, most popular cell phones

•         Client side viewing should be seamless

•         Server side compatible with Apache and most server OS

•         Full email and calendar integration for both job applicants and employers

•         Automated interview scheduling, integrated video interviews & applicant video responses

•         Secure data migration. 256 bits Encrypted data

•         Customize pipeline stages per position

•         Automate common tasks with Stage Actions

•         Upload or email resumes individually or in bulk

•         Review and rate candidates with consistency using custom Scorecards & Interview Guides

•         Create bulk and individual emails, even custom templates, on the fly

•         Let candidates pick the best available time with self-scheduling

•         Review and respond to new candidates as they come into pipeline

•         Participate in team’s conversations with push notifications

•         Add ratings to candidates’ custom Scorecards

•         Provide employer and management reporting forms

•         Provide management query protocol

•         Easily watch what matters in a flexible, simple dashboard

•         Provide monitoring software for bank accounts

•         Understand which channels provide the most effective recruiting results

ANNEX “C" SERVICE LEVEL AGREEMENTS

Principal will make best efforts to ensure the availability, security, and data integrity of the App and Service and evolve specific measures and methods as technologies and best practices progress over time. Initially, the App and Service will have an automated alert feature, which will trigger an alert when any one of the predefined fault thresholds is exceeded. In response to an alert, a dedicated technician will address the situation within 2 hours on a 24/7 basis. In a time of rapidly changing technology for large scale information processing, Principal shall use appropriate current commercially viable techniques to minimize service interruption and data loss. Principal shall not be held responsible for any interruption or damage caused due to any event outside of Principal’s control, such as power failure, phone company or major supplier’s failure, war, civil disturbance, government act, order or decree or natural disasters or acts of God.